Exhibit 99.1

MEDIA CONTACT:

T. David Colgren

Colcomgroup, Inc.

646-536-5103

dcolgren@colcomgroup.com

FOR IMMEDIATE RELEASE

EDGAR® Online Announces New Chief Financial Officer

NEW YORK, NY– March 3, 2008 – EDGAR® Online, Inc. (NASDAQ: EDGR) announced today that John C. Ferrara has joined the company. Mr. Ferrara will assume the title of Chief Financial Officer after the company files its Annual Report on Form 10-K on or before March 15, 2008, when the current CFO steps down.

Since 2006 and prior to his joining EDGAR Online, Ferrara served as Interim CFO and consultant to GAMCO Investors, Inc., a publicly traded investment management company. Ferrara had served on the Board of Directors of GAMCO Investors, Inc. since 1999. From 2004 to 2006, Ferrara was President of The LGL Group, Inc., a publicly traded holding company based in Greenwich, CT. In addition to these roles, Ferrara has held Chief Financial Officer positions at Space Holding Corporation, Golden Books Family Entertainment and Renaissance Communications Corporation.

Earlier in his career, Mr. Ferrara held positions at Deloitte and Touche, National Broadcasting Company and American Express. Ferrara is a graduate of the University of Maryland at College Park and Columbia Business School. He is a CPA and a member of both the American Institute of Certified Public Accountants (AICPA) and Financial Executives International (FEI).

EDGAR Online President and CEO Philip Moyer said, “We are very excited that John has joined us as Chief Financial Officer. This is a pivotal role for EDGAR Online and John brings the financial, accounting and strategic experience that we were looking for on our senior management team. John is joining EDGAR Online at an important time in the development of the company and I have every confidence that his background and skills will help us reach our ambitious strategic goals”.

About EDGAR® Online, Inc.

EDGAR Online, Inc. www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc.

This press release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in EDGAR Online’s filings with the SEC. EDGAR Online disclaims any obligation to update or revise any forward-looking statements.

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